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                                                                    Exhibit 10.5


EXECUTION VERSION

                       FIFTH AMENDMENT TO LOAN DOCUMENTS
                              AND WAIVER AGREEMENT

      THIS FIFTH AMENDMENT TO LOAN DOCUMENTS AND WAIVER AGREEMENT (this "FIFTH AMENDMENT") is made as of the 29th day of September, 2004, among INTELLIGROUP, INC., a corporation organized under the laws of the State of New Jersey and EMPOWER, INC., a corporation organized under the laws of the State of Michigan (each a "BORROWER" and collectively "BORROWERS"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "LENDERS" and individually a "LENDER") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "AGENT").

                                   BACKGROUND

      A. Borrowers have executed and delivered to PNC, in its capacity as the Agent and sole Lender with respect to this transaction, one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Fifth Amendment (collectively, as amended from time to time, the "LOAN DOCUMENTS"), which Loan Documents evidence or secure some or all of Borrowers' obligations to Lenders for one or more loans or other extensions of credit (the "OBLIGATIONS").

      B. Borrowers, Agent and Lenders desire to amend the Loan Documents as provided for in this Fifth Amendment.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Fifth Amendment. This Fifth Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Fifth Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Fifth Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Fifth Amendment shall control.

      2. Borrowers hereby certify that, except as otherwise waived as set forth in Exhibit A: (a) all of their representations and warranties in the Loan Documents, as amended by this Fifth Amendment, are, except as may otherwise be stated in this Fifth Amendment: (i) true and correct as of the date of this Fifth Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Fifth Amendment by reference; (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Fifth Amendment;
(c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Fifth Amendment or, if required, has been obtained; and (d) this Fifth Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of Borrowers, enforceable in accordance with its terms. Borrowers confirm that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Fifth Amendment.

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      3.    Borrowers hereby confirm that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by Borrowers or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of Borrowers' existing and future Obligations, as modified by this Fifth Amendment.

      4. As a condition precedent to the effectiveness of this Fifth Amendment, Borrowers shall comply with the terms and conditions (if any) specified in Exhibit A.

      5. This Fifth Amendment may be signed in any number of counterpart copies and by the parties to this Fifth Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Fifth Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Fifth Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

      6. This Fifth Amendment will be binding upon and inure to the benefit of Borrowers, Agent and Lenders and their respective successors and assigns.

      7. This Fifth Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New Jersey, excluding its conflict of laws rules.

      8. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Fifth Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of Agent's or Lenders' rights and remedies (all of which are hereby reserved). BORROWERS EXPRESSLY RATIFY AND CONFIRM THE WAIVER OF JURY TRIAL PROVISIONS CONTAINED IN THE LOAN DOCUMENTS.

                            [SIGNATURE PAGE FOLLOWS]


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      WITNESS the due execution of this Fifth Amendment as a document under seal as of the date first written above.

                                             INTELLIGROUP, INC.

                                             By:
                                                --------------------------------
                                             Name:  David J. Distel
                                             Title: Chief Financial Officer and
                                                    Treasurer

                                             499 Thornall Street
                                             Edison, New Jersey 08837

                                             EMPOWER, INC.

                                             By:
                                                --------------------------------
                                             Name:  David J. Distel
                                             Title: Treasurer

                                             c/o Intelligroup, Inc.
                                             499 Thornall Street
                                             Edison, New Jersey 08837

                                             PNC BANK, NATIONAL ASSOCIATION,
                                             as Lender and as Agent

                                             By:
                                                --------------------------------
                                             Name:  Marc J. Hansen
                                             Title: Vice President

                                             PNC Business Credit
                                             70 East 55th Street, 14th Floor
                                             New York, New York 10022

                                             Commitment Percentage:  100%


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                                  EXHIBIT A TO
                       FIFTH AMENDMENT TO LOAN DOCUMENTS
                        DATED AS OF SEPTEMBER 29TH, 2004

A. The "Loan Documents" that are the subject of this Fifth Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

      1. The Amended and Restated Revolving Credit Loan and Security Agreement dated May 31, 2000, as amended by the First Amendment to Loan Documents and Waiver Agreement dated March 27, 2002, as amended by the Second Amendment to Loan Documents and Waiver Agreement dated January 6, 2003, as amended by the Third Amendment to Loan Documents dated July 31, 2003, as amended by the Fourth Amendment to Loan Documents and Waiver Agreement dated October 2, 2003, and as further amended by this Fifth Amendment (as amended, the "Loan Agreement"); and

      2. All other documents, instruments (including, without limitation, promissory notes), agreements, and certificates executed and delivered in connection with the Loan Documents.

B.    The Loan Documents are hereby amended as follows:

      1. Section 1.2 of the Loan Agreement, "General Terms" is hereby amended to add the definitions of "Average Undrawn Availability" and "Fixed Charge Coverage" as new material, which definitions shall be deemed inserted in proper alphabetical order:

                  "Average Undrawn Availability" shall mean Undrawn Availability
            (but unlimited as to the Maximum Revolving Advance Amount) calculated monthly as of the close of business each Friday in each calendar month and divided by the number of Fridays in such calendar month.

                  "Fixed Charge Coverage" shall mean the ratio of (i) EBITDA minus the total of unfinanced capital expenditures and cash taxes paid to (ii) the current portion of Borrowers' long term debt plus interest expense, whether, but without duplication, due or paid.

      2. Section 7.18, 7.19, 7.20 of Article VII of the Loan Agreement, "Negative Covenants", are hereby amended and restated as follows:

                  7.18. Total Stockholders Equity. Cause, suffer or permit Total
            Stockholders Equity to be or become: (a) as at September 30, 2004, not less than Twenty Six Million Two Hundred Eighteen Thousand Dollars ($26,218,000.00), (b) as at December 31, 2004, not less than Twenty Five Million Eight Hundred Forty One Thousand Dollars ($25,841,000.00), and (c) (i) commencing with the quarter ending March 31, 2005, as at the end of the first three fiscal quarters in each fiscal year, not less than ninety-five percent (95%) of actual Total Stockholders Equity for the immediately preceding fiscal year-end; and (ii) as at the end of the fourth fiscal quarter in any fiscal year, not less than one hundred five percent (105%) of actual Total Stockholders Equity as of the prior fiscal year end; provided also, however, that this covenant shall be tested only for any fiscal quarters, in which Average Undrawn Availability for any month is less than Five Million Dollars ($5,000,000.00).


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                  7.19. Unconsolidated Stockholders Equity. Cause, suffer or permit Unconsolidated Stockholders Equity to be or become: (a) as at September 30, 2004, Twenty Four Million Six Hundred Seventy Seven Thousand Dollars ($24,677,000.00), (b) as at December 31, 2004, not less than Twenty Two Million Six Hundred Seventy Seven Thousand Dollars ($22,677,000.00), and (c) (i) commencing with the quarter ending March 31, 2005, as at the end of the first three fiscal quarters in each fiscal year, not less than ninety-five percent (95%) of actual Unconsolidated Stockholders Equity for the immediately preceding fiscal year-end; and (ii) as at the end of the fourth fiscal quarter in any fiscal year, not less than one hundred five percent (105%) of actual Unconsolidated Stockholders Equity as of the prior fiscal year end; provided also, however, that this covenant shall be tested only for any fiscal quarters, in which Average Undrawn Availability for any month is less than Five Million Dollars ($5,000,000.00).

                  7.20 Intentionally omitted.

      3. Article VII of the Loan Agreement, "Negative Covenants", is hereby amend to add Section 7.21 "Fixed Charge Coverage Ratio" as new material, as follows:

                  7.21 Fixed Charge Coverage Ratio. Cause suffer or permit Fixed
            Charge Coverage, calculated on a rolling four quarter basis, to become less than 1.0 to 1.0 as at the end of any fiscal quarter commencing with the quarter ending September 30, 2004; provided also, however, that this covenant shall be tested only for any fiscal quarters, in which Average Undrawn Availability for any month is less than Five Million Dollars ($5,000,000.00).

C.    Waiver Agreement:

      1.    Borrowers hereby acknowledge and disclose that:

            (a) Under the terms of the Loan Agreement, Borrowers agreed to comply with certain covenants, terms and conditions. Borrowers have failed to comply or anticipate that they shall fail to comply with a number of such covenants, terms and conditions, as enumerated on Schedule A attached hereto and made a part hereof.

            (b) These existing and prospective failures to comply constitute existing or prospective Events of Default under the terms and conditions of the Loan Agreement.

      2.    Borrowers have requested that Lenders waive:


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            (a)   the existing and prospective Events of Default enumerated on
                  Schedule A; and

            (b) the rights and remedies available as a result of the existence or future occurrence of the existing and prospective Events of Default enumerated on Schedule A.

      3.    Lenders hereby waive:

            (a) the existing and prospective Events of Default enumerated on Schedule A; and

            (b) the right to exercise the rights and remedies which are available to Agent and Lenders pursuant to the Loan Agreement, at law and in equity as a result of the existence of the Events of Default enumerated on Schedule A.

      4.    It is hereby agreed and acknowledged, as follows:

            (a) These waivers are specific to the Events of Default enumerated on Schedule A.

            (b) These waivers are not intended and shall not be deemed to extend to any other Default or Event of Default whether known or unknown which may presently exist under the Loan Agreement or which may occur hereafter.

            (c) These waivers shall not obligate the Agent or any Lender, or be construed to require the Agent or any Lender, to waive any other Defaults or Events of Default, whether now existing or which may occur after the date of this waiver.

            (d) These waivers shall not relieve or release Borrowers in any way from any of their duties, obligations, covenants or agreements under the Loan Agreement or the other Loan Documents or from the consequences of any Defaults or Events of Default thereunder, except as expressly described above.

D. In consideration of the facilities being granted by Agent and Lenders to Borrowers under the terms and conditions of this Fifth Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the continued effectiveness of this Fifth Amendment is conditioned upon satisfaction by Borrowers of each of the following:


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      1.    Borrowers' payment to Agent of a fee in the sum of Twenty Thousand
            Dollars ($20,000.00) which fee, shall be due and payable in full, and deemed non-refundable upon the execution and delivery of this Fifth Amendment. Such fee may be paid by Agent's charging an Advance against the Borrowers' Revolving Loan and paying the proceeds of such Advance to Lenders. Borrowers hereby consent to Agent's making such charge.

      2. Agent's receipt of a fully executed counterpart of (a) this Fifth Amendment, (b) a corporate resolution by each Borrower, in form and substance acceptable to Agent, authorizing this Fifth Amendment, and
            (c) each other document and instrument as may be required by Agent in conjunction with this Fifth Amendment, in form and substance satisfactory to Agent.

      3. Borrowers shall maintain Average Undrawn Availability of at least Five Million Dollars ($5,000,000.00) for each month prior to the issuance of the quarterly financial statements for the quarter ending September 30, 2004 ("3rd Quarter Financial Statements");

      4. Borrowers shall submit the 3rd Quarter Financial Statements to Agent and Lender within sixty (60) days of the end of such quarter.

      5. (a) Borrowers shall deliver to Agent and Lender a fully and finally executed copy of the Common Stock Purchase Agreement by and among Intelligroup, Inc. and SB Asia Infrastructure Fund, L.P. and Venture Tech Assts, Ltd. (collectively, "Purchasers"), which shall be substantially similar to, in all material respects, the draft disseminated September 29, 2004 delivered to Agent for review (the "Purchase Agreement"), together with all related documents and instruments, (b) the Purchase Price (as hereinafter defined) shall be paid, and (c) all other acts and things required to be done on or prior to the closing of the Purchase Agreement, in conjunction with such Purchase Agreement shall be completed.

      6. Immediately upon receipt of the purchase price in the sum of Fifteen Million Dollars ($15,000,000.00) (the "Purchase Price") to be paid by Purchasers pursuant to the Purchase Agreement Borrowers shall cause the Purchase Price to be allocated as follows: (a) a sufficient portion of the Purchase Price shall be applied to Borrowers' Revolving Loan Obligations under the Loan Agreement so as to cause Undrawn Availability to be not less than Five Million Dollars ($5,000,000.00), (ii) the balance of the Purchase Price shall be deposited in a controlled account at BlackRock, Inc. opened in Agent's name for the benefit of Borrowers (the "BlackRock Account") and provided that, so long as no Default or Event of Default has occurred and is continuing, Borrowers shall exercise the investment options available for the BlackRock Account and give written directions to Agent setting forth the options selected from time to time. Borrowers shall also execute and deliver to Agent such pledge or control agreements as may be reasonably required to perfect Agent's security interest in and to the funds on deposit in the BlackRock Account.


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      7.    Borrowers' payment to Agent's counsel, immediately upon presentation of an invoice, of all reasonable fees and expenses of such counsel incurred in conjunction with the preparation and execution of this Fifth Amendment. Such fees and expenses may be paid by Agent's charging an Advance against the Borrowers' Revolving Loan and retaining the proceeds of such Advance. Borrowers hereby consent to Agent's making such charge.

                     [END OF EXHIBIT A TO FIFTH AMENDMENT]


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                                   SCHEDULE A
                        TO EXHIBIT A TO FIFTH AMENDMENT
                            WAIVED EVENTS OF DEFAULT

1.    Borrowers' failure to comply with the following Sections of the Loan
      Agreement: (i) Section 7.18, "Total Stockholders Equity", (ii) Section 7.19, "Unconsolidated Stockholders Equity" and (iii) Section 7.20, "Minimum EBITDA" for the quarter ending June 30, 2004.

2. Borrowers failure to comply with Sections 5.2(a), "Formation and Qualification" and Section 7.15, "Amendment of Articles of Incorporation, By-Laws" of the Loan Agreement, due to the amendment of Intelligroup, Inc.'s Certificate of Incorporation during June, 2004.

3. Any Event of Default which would otherwise occur, if any, due to the failure to file or delay in filing reports on Form 10-Q with any applicable government agency or the NASDAQ Stock Market ("NASDAQ") for the second and third quarters of 2004 or the untimely filing of any other financial disclosures to any applicable government agency.

4. Any Event of Default which would otherwise occur upon the issuance of restatements of Borrowers' previously issued financial statements for the fiscal quarter and fiscal year ends of fiscal years 2001, 2002 and 2003 and for any fiscal quarter during fiscal year 2004, arising solely as a result of (a) the untimely delivery to Agent of financial statements which comply in all respects with the requirements of the Loan Agreement or (b) the recalculation of financial covenants based upon such restated financial statements, provided however, such waiver shall not extend to the delivery of incorrect information as a result of fraud, intentional misrepresentation or malfeasance on the part of Borrowers' officers, directors or shareholders.

5. Any Event of Default which would otherwise occur, if any, as a result of the consummation of the Purchase Agreement.

6. Any Event of Default which would otherwise occur, if any, as a result of a NASDAQ delisting proceeding or the delisting of Intelligroup, Inc.'s stock from NASDAQ, in each instance whether voluntarily on the part of Intelligroup, Inc. or as a result of a violation of NASDAQ's rules..


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